EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-10184) of Unilever N.V. of our report dated June 27, 2014 relating to the statement of net assets available for benefits at December 31, 2013 and the statement of changes in net assets available for benefits for the year ended December 31, 2013 of the UNICare Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 22, 2016